Exhibit 10.1

                             NAMING RIGHTS AGREEMENT


        THIS NAMING RIGHTS AGREEMENT, dated as of February 9, 1999 (this "Agreement"), is by and between Speedway Motorsports, Inc., a Delaware corporation ("SMI"), Charlotte Motor Speedway, Inc., a North Carolina corporation ("CMS"), Lowe's Home Centers, Inc., a North Carolina corporation, Lowe's H I W, Inc., a Virginia corporation, and Sterling Advertising Ltd., a North Carolina corporation (Lowe's Home Centers, Inc., Lowe's H I W, Inc. and Sterling Advertising Ltd. are collectively referred to herein as "Lowe's").

        In consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        DEFINITIONS. The following terms shall have the meanings stated below when used in this Agreement. Other terms may be defined in the body of the Agreement.

        "Agreement" means this Naming Rights Agreement, as it may be amended from time to time pursuant to its terms.

        "Competitor" means The Home Depot, Inc. (a/k/a Home Depot); The
               Hechinger Company, Builder's Square Co. and Home Quarters, Inc.; Ace Hardware; True Value; Sears, Roebuck & Co.; Menard, Inc.; Home Base, Inc.; and Payless Cashways, Inc.; and the respective subsidiaries and parent corporations of the foregoing companies. In addition, on each anniversary of this Agreement, Lowe's, CMS and SMI shall make an assessment of the existing list of Competitors and will make modifications to such list as the parties shall mutually agree.

        "Contract Year" means each period of twelve consecutive months commencing on March 1 all or any part of which falls within the Term.

        "Facility" means the motor sports racing facility in Charlotte, North
               Carolina, owned and operated at the time of signing of this Agreement by CMS, and known heretofore as the Charlotte Motor Speedway.

        "Facility Name" means "Lowe's Motor Speedway," or such other name for the Facility as the parties shall subsequently approve in writing.

        "Initial Term" means the period from March 2, 1999 to March 1, 2009, inclusive.

        "Notice" means written notice delivered in compliance with the provisions of Section 24 of this Agreement.

        "Term" means the entire time during which this Agreement is in effect, including any extensions or renewals.

        SECTION 1.  NAMING RIGHTS AT CMS'S MOTORSPORTS FACILITY.

        (a) During the term of this Agreement, the sole and official name of the Facility shall be "Lowe's Motor Speedway", or such other name as the parties shall subsequently agree in writing (the "Facility Name"). Lowe's or its wholly-owned assignee shall own all trademark rights and other rights to the Facility Name, and the use and licensing of such rights by Lowe's to CMS shall be governed pursuant to the terms of Section 3 of this Agreement. Lowe's shall bear all expenses associated with legally establishing and protecting rights to the Facility Name.

        (b) SMI and CMS shall use the Facility Name in all official references to the Facility, including but not limited to media announcements, advertisements, press releases and promotional activities. For sponsors and broadcasters of events at the Facility that have existing contracts with CMS and/or SMI, SMI and/or CMS shall use its reasonable best efforts to require that such sponsors and broadcasters use the Facility Name in all references to the Facility. SMI and CMS shall require that future sponsors and broadcasters of events at the Facility use the Facility Name in all references to the Facility.

        (c) Notwithstanding Section 1(a) above, CMS shall retain naming rights for (i) all races and other events held at CMS, and (ii) all discreet and identifiable portions of the Facility, including but not limited to the 0.2 mile legends track, grandstands, bleachers, buildings, garage areas, pit areas, infield areas, concession areas, dining facilities, luxury suites, condominiums and parking facilities located within or around the Facility, but expressly excluding the 1.5 mile oval racetrack itself; provided, however, that CMS shall not allow any such events or portions of the Facility to be named for a Competitor; and provided further that the naming rights discussed in this
Section 1(c) shall be subject to the rights of first negotiation set out in
Section 9 of this Agreement.

        (d) CMS shall retain its official corporate name and shall continue to use such name for references to the corporation. CMS shall also retain all of its rights to the name "Charlotte Motor Speedway" and to its existing trademarks, trade names, service marks and other intellectual property listed on Exhibit B to this Agreement, and Lowe's hereby agrees not to use or infringe upon such name, trademarks, trade names, service marks and other intellectual property. CMS shall not, however, during the Term, use the name "Charlotte Motor Speedway" to refer to all or any portion of the Facility or to any product or service associated with the Facility, nor to any other racing facility, portion thereof, or product or service associated therewith in the Charlotte metropolitan area; provided, however, that CMS may use the name "Charlotte Motor Speedway" with reference to the 0.2 mile legends track in order to preserve its legal rights to the name "Charlotte Motor Speedway" and related intellectual property. CMS agrees that during the Term, it shall not erect or cause to be erected any new signage at the Facility using the name "Charlotte Motor Speedway" without the prior written consent of Lowe's. The parties acknowledge that CMS intends to resume use of the name "Charlotte Motor Speedway" at the end of the Term, and that it retains all rights to do so.

        SECTION 2. FACILITY TRADEMARKS. Lowe's shall be responsible for the design and legal registration of trademarks to be used for the Facility, which trademarks may use the Facility Name (the "Facility Trademarks"). CMS shall cooperate in this process, and no Facility Trademark shall be adopted or used without the written approval of CMS, such approval not to be unreasonably withheld (subject to the provisions of Section 3(k) below). Lowe's shall own the rights to all Facility Trademarks, and the use of such Facility Trademarks by Lowe's and CMS, and the licensing of such Facility Trademarks by Lowe's to CMS, shall be governed pursuant to the terms of Section 3 of this Agreement. Lowe's shall bear all expenses associated with legally establishing and protecting rights to the Facility Trademarks.

        SECTION 3.  USE AND LICENSING OF FACILITY NAME AND FACILITY TRADEMARKS.

        (a) Lowe's hereby grants to CMS, and to any third party authorized by CMS to use the Facility, a royalty-free license to use the Facility Name for purposes of identification, the provisions of directions, the promotion of events and activities at the Facility, the maintenance of records, the compliance with provisions of this Agreement, and the performance of all other functions and activities with respect to which CMS and/or any such third party would have heretofore referred to the Facility as the "Charlotte Motor Speedway." The license under this Section 3(a) shall be noncancellable during the Term, but shall immediately and automatically terminate upon the end of the Term, regardless of reason.

        (b) Lowe's hereby grants to CMS a royalty-free license to use the Facility Name and Facility Trademarks to advertise and promote the Facility and events at the Facility; to produce, advertise and sell apparel, souvenirs and other merchandise identifying the Facility; and for all other uses permitted by this Agreement or for other uses which Lowe's approves in writing, such approval not to be unreasonably withheld. CMS may sublicense the rights granted under this Section 3(b) upon Lowe's prior written approval of the proposed sublicensee, such approval not to be unreasonably withheld. Sublicensees shall comply with all obligations of CMS set out in this Section 3. The license under this Section 3(b) shall be noncancellable during the Term, but shall immediately and automatically terminate upon the end of the Term, regardless of reason.

        (c) CMS will use the Facility Name and Facility Trademarks only in forms approved by Lowe's as specified in Section 3(d) below, and with no departures in appearance or treatment.

        (d) Any products bearing the Facility Name and/or any of the Facility Trademarks shall be of first quality, and shall otherwise be consistent with the Lowe's reputation and image. Before the first sale or distribution of any product bearing the Facility Name and/or any of the Facility Trademarks, CMS shall either (1) provide to Lowe's a representative sample of such product, together with all labels and packaging, or (2) develop and furnish to Lowe's written specifications and quality assurance criteria for the product, label and packaging. Such product shall not be advertised, offered for sale or sold except upon Lowe's approval. If Lowe's does not either approve or disapprove within ten
(10) days of receipt of a product or product specifications, it shall be deemed an approval.

        (e) From time to time Lowe's shall have the right, upon reasonable advance written notice to CMS, to conduct, directly or through its agents, quality control inspection and/or testing of each type and style of product bearing the Facility Name and/or any of the Facility Trademarks to insure compliance with the requirements of this Agreement. CMS hereby expressly consents to such random quality control testing, to be conducted at the sole discretion of Lowe's.

        (f) To enable Lowe's to monitor the quality of products, CMS shall, upon reasonable advance written request, provide Lowe's with a list of products and their manufacturing facility or facilities, maintenance, repair, customer complaints, and quality assurance information, and a reasonable quantity of samples.

        (g) CMS agrees to cooperate fully and in good faith with Lowe's for the purpose of securing and preserving Lowes' rights in and to the Facility Name and Facility Trademarks. CMS and SMI agree that all use of the Facility Name and Facility Trademarks under this Agreement shall inure to the benefit of Lowe's. At the end of the Term, SMI, CMS and any sublicensees will be deemed to have assigned, transferred, and conveyed to Lowe's any rights, equity, good-will, titles or other rights in and to the Facility Name and Facility Trademarks which may have been obtained or which may have vested in pursuance of endeavors covered hereby (other than the intellectual property listed on Exhibit B to this Agreement), and such parties will execute any instrument reasonably requested by Lowe's to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement.

        (h) CMS shall comply with all applicable laws, rules and regulations with regard to the use of the Facility Name and Facility Trademarks including, but not limited to, any county, state or federal law.

        (i) CMS and SMI shall not apply for the registration of, or cause or allow the filing of an application for the registration of, a trade name, trademark, or service mark which is identical to or confusingly similar to the Facility Name and/or any of the Facility Trademarks .

        (j) CMS and SMI shall promptly notify Lowe's in writing of any infringement or potential infringement of the Facility Name and/or Facility Trademarks that comes to their attention, and shall cooperate with Lowe's, upon request, in taking steps to terminate such infringement. However, CMS shall not take any legal action to protect against any infringement of the Facility Name and/or Facility Trademarks without the express written permission of Lowe's, subject to the following provisions:

               (1) During the Friday, Saturday and Sunday of each NASCAR Winston Cup points or all-star race held at the Facility, Lowe's shall make a representative of Lowe's available to CMS at all times between 7:00 a.m. on Friday through 11:00 p.m. on Sunday. If CMS notifies such Lowes' representative during this period of possible infringement of the Facility Name and/or Facility Trademarks by any third party, such representative will promptly make a determination, in such representative's sole judgment and discretion, which determination shall be binding upon Lowe's, as to whether to take immediate civil legal action against such infringers. If such representative shall determine to take civil legal action, Lowe's shall cooperate with CMS to bring such civil legal action against such third party as quickly as possible. The costs of such civil legal action shall be borne solely by CMS.

               (2) During all other times, Lowe's shall make a representative of Lowe's available to CMS during normal business hours. If CMS notifies such Lowes' representative of possible infringement of the Facility Name and/or Facility Trademarks by any third party, Lowe's agrees to make a determination, in Lowe's sole judgment and discretion, within forty-eight (48) hours as to whether to take civil legal action against such infringers. If Lowe's shall determine to take civil legal action, Lowe's shall cooperate with CMS to bring such civil legal action against such third party as quickly as possible. The costs of such civil legal action shall be borne solely by CMS.

               (3)    Notwithstanding anything to the contrary contained in this
                      Section 3(j), CMS may, in its sole judgment and discretion, and at its sole expense, take criminal legal action against any third party that CMS believes is infringing upon the Facility Name or any of the Facility Trademarks.

        (k) Lowe's agrees that it will not, and will not authorize any third party to, produce, advertise or sell apparel, souvenirs or other merchandise identifying the Facility and/or using the Facility Trademarks without the prior written approval of CMS and SMI. Should CMS and SMI approve of the sale by Lowe's or an authorized third party of Lowe's of any apparel, souvenirs or other merchandise identifying the Facility and/or using the Facility Trademarks, Lowe's shall pay or cause such third party to pay to CMS a royalty of five percent (5%) of the retail price of such apparel, souvenirs or merchandise within forty-five (45) days following the sale of such item or items; provided, however, with respect to items bearing a Facility Trademark that are sold outside of SMI's or Lowe's normal distribution, SMI and Lowe's shall each separately license the seller and collect an equal royalty from such seller.

        (l) During the Term, SMI and CMS shall not, and shall not permit any entity or person subject to their control to, engage in any conduct which would demean or damage the reputation, image and customer goodwill of Lowe's. During the Term, Lowe's shall not, and shall not permit any entity or person subject to their control to, engage in any conduct which would demean or damage the reputation, image and customer goodwill of CMS, SMI or any subsidiary of SMI.

        SECTION 4.  SIGNAGE OBLIGATIONS OF CMS.

        (a) CMS will, at CMS's initial expense, cause all current signs displaying the name "Charlotte Motor Speedway" to be replaced with signs of at least the same size, placement and prominence displaying the Facility Name and/or Facility Trademarks; provided, however, that should Lowe's choose to replace or modify such signs following CMS's initial replacement, such replacement or modification shall be at the expense of Lowe's and subject to the prior approval of CMS, such approval not to be unreasonably withheld. Standard refurbishing and upkeep of such signs shall be at the expense of CMS.

        (b) In addition, CMS shall erect or cause to be erected, at CMS's initial expense, signage bearing advertising for Lowe's at the locations set forth below. Lowe's shall provide the artwork for the signage and produce the banners. Should Lowe's choose to replace or modify such signs following CMS's initial placement of such signage, such replacement or modification shall be at the expense of Lowe's and subject to the prior approval of CMS, such approval not to be unreasonably withheld. Standard refurbishing and upkeep of such signs shall be at the expense of CMS.

               (i) Infield grass logo for all events where an infield grass logo has been used in the past practice of the Facility;
               (ii) Track retaining walls (four (4) turns and two (2) straight-aways);
               (iii)  The concourse of the Facility;
               (iv) Two (2) logos on the scoring tower (one logo for Lowe's and one logo for Kobalt(TM) Tools, or such other brand as Lowe's may request and CMS may reasonably approve, on each tower);
               (v)    All entrances to the speedway located at the Facility;
               (vi) Victory Lane portion of the speedway, in two (2) positions flanking the center of Victory Lane; and
               (vii) Ten (10) flags positioned at the main entrance to the speedway located at the Facility.

Additional signage may be erected at Lowe's request and expense upon approval by CMS, such approval not to be unreasonably withheld.

        (c) CMS shall cause a prominent logo using the Facility Name to be erected on the main entrance sign to the speedway located near the Smith Tower at the Facility to replace the existing "Charlotte Motor Speedway" sign.

        (d) CMS shall use its reasonable best efforts to cause the State of North Carolina, the City of Concord and/or the County of Cabarrus to erect interstate and highway road signs near the Facility using the Facility Name.

        (e) All signage referenced in this Section 4 shall remain visible, both in person and on any video broadcast, at all times and during all events during the Term. CMS and SMI shall cause its video broadcasters to refrain from altering or obscuring such signage from view, either physically, digitally or electronically. CMS shall cause any physical obstructions to such signage to be removed as soon as CMS becomes or is made aware of such obstructions.

        (f) All pre-existing agreements between Lowe's (or Lowe's agent on its behalf) and CMS, SMI or any SMI subsidiary for signage, advertising, display space, or other promotional consideration or services shall be deemed terminated as of March 1, 1999, and any consideration paid or to be paid thereunder by Lowe's shall be adjusted pro rata. Any refund owed to Lowe's shall be paid within sixty (60) days of the execution of this Agreement.

        SECTION 5. SIGNAGE OBLIGATIONS OF SMI. SMI will cause each of its subsidiaries that own racetracks to erect or cause to be erected, at such subsidiary's initial expense, signage bearing advertising for Lowe's at the locations set forth below. Lowe's shall provide the artwork for the signage. Should Lowe's choose to replace or modify such signs following the initial placement thereof by SMI or its subsidiary, such replacement or modification shall be at the expense of Lowe's and subject to the prior approval of SMI, such approval not to be unreasonably withheld. Standard refurbishing and upkeep of such signs shall be at the expense of SMI or its subsidiary.

        (a)    at Atlanta Motor Speedway, on both Scoring Towers, as existing;
        (b) at Bristol Motor Speedway, on one (1) rolling track-side billboard, one (1) sign on the South Elevator Tower and one (1) sign along the drag strip (each in a manner to be determined by the parties);
        (c)    at Las Vegas Motor Speedway, on the Scoring Tower and use of one
               (1) external billboard;
        (d)    at Sears Point Raceway, one (1) television view billboard, two
               (2) non-television view signs and one (1) sign along the drag strip;
        (e) at Texas Motor Speedway, one (1) track-side tri-vision billboard and one (1) other non-trackside signage (to be determined by the parties); and
        (f) at each SMI Facility, ten (10) 4' x 8' banners at locations within such facility to be mutually determined by SMI and Lowe's.

All signage referenced in this Section 5 shall remain visible, both in person and on any video broadcast, at all times and during all events during the Term. SMI or its applicable subsidiary shall cause its video broadcasters to refrain from altering or obscuring such signage from view, either physically, digitally or electronically. SMI or its applicable subsidiary shall cause any physical obstructions to such signage to be removed as soon as SMI or such subsidiary becomes or is made aware of such obstructions.

        SECTION 6. PROMOTION OBLIGATIONS OF CMS. CMS agrees to conduct the following promotional activities for the benefit of Lowe's:

        (a) From and after the date this Agreement is executed, CMS shall print the Facility Name and/or the Facility Trademarks on all promotional materials or merchandise for which CMS currently prints the name "Charlotte Motor Speedway" in reference to the Facility, in size and style no less prominent than current usage, including but not limited to the following items:

               (i)    all CMS tickets;
               (ii)   all CMS brochures;
               (iii) all marked concession products used by CMS's food service provider, Finish Line Events, that currently have the "Charlotte Motor Speedway" name or logo (such as drink cups, marked food wrappers, etc.);

               (iv) all souvenirs (such as apparel, accessories, commemorative items, etc.) referring to the Facility, where appropriate as agreed by the parties;
               (v) pace cars and grounds-keeping vehicles used at the Facility;
               (vi)   uniforms used by security personnel at the Facility;
               (vii) staff clothing worn at Facility events (for Facility staff that currently wear clothing marked with the "Charlotte Motor Speedway" name or logo);
               (viii) press releases issued by CMS in connection with Facility events;
               (ix)   pocket schedules printed by or on behalf of CMS; and
               (x) official stationary, letterhead, envelopes and business cards used by CMS.

The parties hereto acknowledge and agree that CMS may (i) sell its existing stock of souvenirs (such as apparel, accessories, commemorative items, etc.) that have previously been printed with the "Charlotte Motor Speedway" logo through March 2, 2000, and (ii) distribute tickets to the May 1999 CMS events that have previously been printed.

        (b) CMS shall cause its parking and ticketing event personnel to wear "Lowe's(R) aprons" at all events at the Facility, which aprons shall be designed by Lowe's and provided by Lowe's to CMS at Lowe's expense.

        (c) CMS shall cause Kobalt(TM) Tools, or such other brand as Lowe's may request and CMS may reasonably approve, to become and to remain during the Term the Official Mechanics' Tools of the Facility. Lowe's and its designees shall have all rights to use this designation in advertising, promotion, press releases, and otherwise. CMS shall cause public address announcements to be made at each race event held at the Facility announcing Kobalt(TM) Tools, or such other brand as Lowe's may request and CMS may reasonably approve, as the Official Mechanics' Tools of the Facility. Lowe's will receive one (1) full-page, four color advertisement for Kobalt(TM) Tools, or such other brand as Lowe's may request and CMS may reasonably approve, in all souvenir programs for race events held at the Facility (which advertisement is in addition to the advertisements specified in Section 7(g) of this Agreement). Lowe's shall be responsible for all creative, and shall retain all rights thereto.

        SECTION 7. PROMOTION OBLIGATIONS OF SMI. SMI agrees to conduct, or to cause its subsidiaries to conduct, the following promotional activities for the benefit of Lowe's with respect to events held at the motorsports facilities owned by SMI subsidiaries in Charlotte, NC, Atlanta, GA, Las Vegas, NV, Fort Worth, TX, Bristol, TN and Sonoma, CA, and such additional motorsports facilities as SMI or any subsidiary may acquire during the term of this Agreement (the "SMI Facilities"):

        (a) During the term, SMI and its subsidiaries will not permit signage, advertising, sponsorship or promotion of any kind at any of the SMI Facilities by or on behalf of any Competitor; provided, however, that SMI and its subsidiaries shall have the right to display a Competitor's name in the winner's circle portion of any racetrack in connection with a racing series sponsored by such Competitor. Notwithstanding the preceding sentence, Lowe's acknowledges that SMI and/or its subsidiaries are bound by the pre-existing agreements with

Competitors, and agrees that required performance under those agreements shall not breach the obligations of this Section 7(a). SMI and its subsidiaries shall nonrenew or terminate each such agreement at the earliest time it may lawfully do so.

        (b) Lowe's will have full promotional rights at all racing or automotive-related events held at the SMI Facilities, including but not limited to NASCAR Winston Cup/Busch Series/Truck Series events, Indy Racing League events, NHRA events, ARCA events, Legends car events and car shows; provided, however, that (i) such promotional rights shall be to the fullest extent that SMI or such subsidiary has the right to grant pursuant to the regulations of the governing body with respect to such events, and (ii) as to events that are not related to racing or automotive, Lowe's and SMI may mutually agree to exclude such events from this obligation.

        (c) SMI shall cause Lowe's to be designated as the "Official Home Improvement Warehouse" of SMI and of Charlotte Motor Speedway, Atlanta Motor Speedway, Bristol Motor Speedway, Texas Motor Speedway, Sears Point Raceway and Las Vegas Motor Speedway during the term of this Agreement. Lowe's and its designees shall have all rights to use this designation in advertising, promotion, press releases, and otherwise. In addition, if SMI shall acquire additional motor speedways that have NASCAR Winston Cup races during the term of this Agreement, Lowe's shall (i) be designated as the "Official Home Improvement Warehouse" for the first (1st) and second (2nd) additional acquired motor speedways, at no additional cost to Lowe's, and (ii) for the third (3rd) additional acquired motor speedway, and all other additional acquired motor speedways, SMI shall grant Lowe's a right of first negotiation and right of last refusal to acquire the right to designate Lowe's as the "Official Home Improvement Warehouse" of such additional acquired motor speedways.

        (d) Lowe's will receive prime display space (200' x 200') for its "Lowe's How-To Village" at all events held at SMI Facilities as described in
Section 7(b) above. Additional display space will be made available to Lowe's upon request, and subject to availability, at the lowest comparable rate then charged to any other exhibitor at that facility (excluding exhibitors that are receiving such display space free of charge in conjunction with other consideration provided by such exhibitor to SMI or its subsidiaries).

        (e) Lowe's will receive the use of one (1) Hospitality Chalet with capacity for one hundred (100) guests, as well as tickets for one hundred (100) guests, at all NASCAR Winston Cup event weekends and, with reasonable advance notice to SMI, all NASCAR Truck Series event weekends held at SMI Facilities. Lowe's shall be responsible for food and beverage expenses for the Hospitality Chalet at each event. Additional space and tickets will be made available to Lowe's upon request, and subject to availability, at the lowest rate then charged to any other sponsor at that facility.

        (f) Lowe's will have the right to participate in SMI's Performance Racing Network radio package ("PRN") for each SMI Facility event that PRN has broadcast rights for during the term of this Agreement. Lowe's will be permitted to air a minimum of two (2) 30-second commercials for all PRN event and talk show broadcasts, and will receive at least the same value-added elements as any primary sponsor. No Competitor will receive network commercial rights on such PRN broadcasts; provided, however, that Lowe's will not have exclusive local commercial rights on such PRN network since neither SMI nor PRN control such local commercial rights.

        (g) Lowe's will receive one (1) full-page, four-color advertisement, which shall be placed on the inside front or back cover or on page 3, in all souvenir programs for NASCAR Winston Cup/Busch Grand National/Truck Series or Indy Racing League race events held at SMI Facilities. Lowe's shall submit its proposed advertisement prior to SMI's printing deadline for such souvenir programs, be responsible for all creative, and shall retain all rights thereto.

        (h) Lowe's will be permitted to participate with as many as four (4) vehicles in any "Parade Laps" conducted at events held at SMI Facilities.

        (i) Lowe's will receive space to include a Lowe's logo on SMI's internet web site for purposes of a "hot link" to Lowe's internet web site. The link shall take users directly to Lowes' home page with framing. The size and location of the Lowe's logo on SMI's internet web site shall be equivalent to the size and location of SMI's logo on Lowe's internet web site as provided in
Section 8(a) below. Lowe's shall provide the form of logo to be used and shall pay the expenses of establishing such "hot link."

        (j) Lowe's will have the opportunity to include one (1) 8 1/2" x 11" advertising flyer in up to three (3) mailings by SMI or its subsidiaries to ticket holders of events at SMI Facilities; provided, however, that the form and substance of such advertisements must be approved by SMI in advance of such mailings, such approval not to be unreasonably withheld.

        (k) Lowe's will have dedicated use of SMI's complete database up to two
(2) times per year during the term of the Agreement by submitting prepared mailings to mailing houses that contract with SMI; provided, however, that such mailings shall be approved in advance by SMI, such approval not to be unreasonably withheld.

        (l) Lowe's will receive the use of one (1) corporate suite with capacity for a minimum of sixty (60) guests at racing events held at SMI's Charlotte and Bristol motor speedways, together with sixty (60) tickets. The corporate suite shall be located on the "front-stretch" of the racetrack at each speedway, subject to current availability. Lowe's shall be responsible for food and beverage expenses for such corporate suite at each event.

        (m) Lowe's will receive the private use of (i) the Facility for up to three (3) times per year, or (ii) any other SMI motor speedway for one (1) time per year up to a total of three (3) uses per year. The dates and time period for such private use shall be approved in advance by SMI.

        (n) SMI shall cause each SMI subsidiary to accept Lowe's' credit card for retail financial transactions. Lowe's shall provide all necessary equipment and upfitting, at its expense, to enable SMI subsidiaries process retail financial transactions using Lowe's' credit card. SMI shall receive no fees from Lowe's for processing such credit card transactions. The discount charge to SMI on Lowe's credit card transactions in effect from time to time shall not exceed the discount charge to SMI in effect on Visa, Mastercard or American Express credit card transactions in effect from time to time.

        (o) Lowe's shall receive prime parking space for one (1) Lowe's souvenir trailer at each NASCAR Winston Cup event weekend held at SMI Facilities. Lowe's will not pay any advance fees or be required to pay any guaranteed sums in connection with such parking space. The vendor responsible will be required to pay royalties on all sales of merchandise at such souvenir trailer at the standard royalty rate charged by the applicable SMI subsidiary at such events.

        (p) Lowe's and SMI will jointly develop a "Speedway Challenge" promotion at all NASCAR Winston Cup events held at SMI Facilities, to be implemented in calendar year 2000.

        (q) Lowe's will have the use of twelve (12) credentials per year that permit access to any events held at SMI Facilities. In addition, Lowe's will have the use of the following number of VIP parking passes per year for events held at SMI Facilities: twelve (12) for each of Charlotte, Texas and Atlanta, ten (10) for Las Vegas, and five (5) for each of Bristol and Sears Point.

        (r) SMI shall cause each of its subsidiaries to purchase any products which it may require for facility maintenance and development from a Lowe's retail location if (1) such a retail location is located within the same standard metropolitan statistical area ("MSA") as such subsidiary's facilities,
(2) the price to SMI for such products is the same or lower than SMI could receive from another supplier in such MSA, and (3) Lowe's is competitive as to quality, quantity and delivery of such products as to other suppliers in such MSA. Lowe's shall have the right to promote and advertise this fact.

        (s) SMI shall provide Lowe's with the opportunity to broadcast the following numbers of 30-second commercials per event on closed circuit television broadcasts at events held at SMI Facilities for which the corporate/luxury suites are utilized: for featured racing events, six (6), and for other events, three (3).

        (t) SMI shall cooperate with Lowe's to develop the Lowe's Gift Card/Race Card promotional concept at SMI Facilities. SMI will permit Lowe's, at Lowe's expense, to install the necessary equipment for the acceptance of Lowe's Gift Card at Facility ticket windows and gift shops, subject to the approval of CMS and SMI at to the appearance and function of such equipment, such approval not to be unreasonably withheld.

        (u) If SMI shall acquire 100% ownership of North Wilkesboro Speedway, it shall use its reasonable best efforts to utilize the North Wilkesboro Speedway; provided, however, that SMI makes no assurances as to whether it can or will acquire such 100% ownership.

        (v) SMI shall cooperate with Lowe's to design a program that will best promote the new SMI-Lowe's relationship to the public. SMI shall bear the costs of all initial media announcements of the new SMI-Lowe's relationship. During the term of the Agreement, SMI shall cooperate with Lowe's to continue to develop shared licensing projects and promotional programs for the purpose of generating royalty and retail profit for both parties.

        (w) During the Term, SMI will, to the best of its ability, substantially limit the promotional use of any personality, including without limitation a driver, crew chief, car owner or team representative, sponsored by or associated with a home improvement center competitor at any SMI Facility. SMI will provide advance notice to Lowe's of any such promotions. Notwithstanding anything to the contrary in this Section 7(w), nothing shall constrain the ability of SMI or any of its subsidiaries to generate publicity for previous race winners that is in a manner consistent with SMI's or such subsidiary's past practices.

        (x) During the Term, Lowe's shall have the right, at reasonable times and without disrupting operations, to conduct (i) consumer or market research on the grounds of any SMI Facility subject to the prior approval of SMI, such approval not to be unreasonably withheld, and (ii) credit card solicitation at or near the "Lowe's How-To Village" display at any SMI Facility, subject to the terms of contracts currently in effect between SMI or its subsidiaries and a credit card company. Lowe's agrees that it will share with SMI any and all information that it receives from such consumer or market research at SMI Facilities; provided, however, that such information shall be kept confidential by SMI and not disclosed to any third parties without the prior written consent of Lowe's.

        (y) If new facilities, new NASCAR Winston Cup/Busch/Truck Series, Indy Racing League or NHRA Winston Series events or events which supersede those events in promotional stature, or new major promotions relating to such events, are introduced by SMI, Lowe's shall have a right of first negotiation to participate therein (as described in Section 9 of this Agreement); provided, however, that such right of first negotiation shall be subject to the terms and conditions of existing contracts between third parties and SMI or its subsidiaries.

        SECTION 8.  PROMOTION OBLIGATIONS OF LOWE'S.

        (a) SMI will receive space to include an SMI logo on Lowes' internet web site for purposes of a "hot link" to SMI's internet web site. The link shall take users directly to SMI's home page with framing. The size and location of the SMI logo on Lowes' internet web site shall be equivalent to the size and location of the Lowe's logo on SMI's internet web site as provided in Section 7(i) above. SMI shall provide the form of logo to be used and shall pay the expenses of establishing such "hot link."

        (b) SMI will receive one (1) half-page, four-color advertisement in each issue of Lowe's "Track Record" magazine. SMI shall provide the form of the advertisement to be used, subject to Lowe's prior approval, not to be unreasonably withheld.

        (c) SMI will have the opportunity to include one (1) 8 1/2" x 11" advertising flyer in up to three (3) mailings per year in mailings by Lowe's to its Racing Fan Club members; provided, however, that the form and substance of such advertisements must be approved by Lowe's in advance of such mailings, such approval not to be unreasonably withheld.

        (d) SMI will have the opportunity to include one (1) 3 1/2" x 6" advertising flyer in up to two (2) mailings per year in credit card statements mailed by Lowe's to holders of its credit cards; provided, however, that the form and substance of such advertisements must be approved by Lowe's in advance of such mailings, such approval not to be unreasonably withheld.

        (e) Lowe's shall use its reasonable best efforts to schedule a meeting with Z-Max Lubricant supplier with Lowe's merchant for potential distribution/sales in Lowe's retail stores and by other means of sale by Lowe's (such as internet or direct mail sales).

        SECTION 9. RIGHT OF FIRST NEGOTIATION. SMI hereby agrees that, with respect to all NASCAR Winston Cup/Busch/Truck Series, Indy Racing League or NHRA Winston Series event sponsorships, official relationships, selected signage rights or facility naming rights at all SMI Facilities (other than the naming rights for the Facility, which are addressed in Section 10(e) of this Agreement) issued at or after the execution of this Agreement, SMI and/or its subsidiary, before negotiating with any other party, will negotiate first with Lowe's concerning the acquisition of such right by Lowe's. This right of first negotiation shall be as follows: (a) for race or other event sponsorships, official relationships or facility naming rights, SMI shall negotiate exclusively with Lowe's for a period of seven (7) business days after first contacting Lowe's Manager of Sports Marketing; and (b) for signage rights, SMI shall negotiate exclusively with Lowe's for a period of three (3) business days after first contacting Lowe's Manager of Sports Marketing. Lowe's right of first negotiation hereunder shall be subject to the terms and conditions of existing contracts between any third party and SMI or any subsidiary of SMI.

        SECTION 10.  INITIAL TERM; PAYMENT; RENEWAL OPTION.

        (a) The initial term of this Agreement shall be for a period of ten (10) years commencing on March 2, 1999 and ending at midnight on March 1, 2009 (the "Initial Term").

        (b) In consideration of the rights granted by CMS and SMI to Lowe's hereunder, Lowe's agrees to pay SMI the aggregate sum of Thirty-Five Million Dollars ($35,000,000), payable in installments as described below:

               Year 1:       $1,350,000 on or before May 1, 1999
                             $1,350,000 on or before October 1, 1999
                             $300,000 on or before February 15, 2000
               Year 2:       $1,600,000 on or before May 1, 2000
                             $1,600,000 on or before October 1, 2000
               Year 3:       $1,650,000 on or before May 1, 2001
                             $1,650,000 on or before October 1, 2001
               Year 4:       $1,700,000 on or before May 1, 2002
                             $1,700,000 on or before October 1, 2002
               Year 5:       $1,800,000 on or before May 1, 2003
                             $1,800,000 on or before October 1, 2003
               Year 6:       $1,850,000 on or before May 1, 2004

                              $1,850,000 on or before October 1, 2004
                Year 7:       $1,850,000 on or before May 1, 2005
                              $1,850,000 on or before October 1, 2005
                Year 8:       $1,850,000 on or before May 1, 2006
                              $1,850,000 on or before October 1, 2006
                Year 9:       $1,850,000 on or before May 1, 2007
                              $1,850,000 on or before October 1, 2007
                Year 10:      $1,850,000 on or before May 1, 2008
                              $1,850,000 on or before October 1, 2008

        (c) If the total number of NASCAR Winston Cup events held at SMI Facilities, including points events and exhibition events, falls below ten (10) events in any year, then the payment obligation of Lowe's to SMI for such year shall be reduced by the following pro rata amounts:

               (i) for loss of either NASCAR Winston Cup points races held at the Facility, an amount equal to forty percent (40%) for each lost race; and

               (ii) for loss of any other NASCAR Winston Cup race at any SMI Facility, an amount equal to five percent (5%) for each lost race; provided, however, that there shall be no reduction for any move by SMI of a NASCAR Winston Cup race from any SMI Facility other than the Facility to another SMI Facility.

Notwithstanding anything to the contrary in this section, no pro rata reduction in the payment obligation of Lowe's to SMI for any such year shall occur by reason of postponement or cancellation of events at SMI Facilities due to rain, snow, sleet, ice, freezing rain, hail or high winds.

        (d) If, in any Contract Year, the Facility fails to schedule and host at least two (2) NASCAR premier race series (currently known as "Winston Cup") points races, then, in addition to any other rights under this Agreement, Lowe's shall have the option to (1) terminate this Agreement as of the beginning of that Contract Year, or (2) continue this Agreement in effect, with compensation to be paid hereunder by Lowe's in that Contract Year being reduced by forty percent (40%) for each lost Winston Cup point race.

        (e) Provided this Agreement is not terminated for cause prior to the expiration of the Initial Term, Lowe's shall have the option to renew this Agreement for an additional ten (10) year term. The terms of such renewal option are as follows:

               (i) Lowe's shall provide SMI and CMS with written notice of its desire to enter into negotiations with respect to this renewal option by no later than March 1, 2008.

               (ii) Within five (5) business days after receipt of such written notice, Lowe's, SMI and CMS shall commence good faith negotiations to agree as to the amount of compensation to be paid by Lowe's to SMI for such renewal term. Except for the price, all other terms of this Agreement shall remain the same, unless otherwise agreed in writing by the parties.

               (iii) If Lowe's, SMI and CMS have not reached agreement as to the price for such renewal term by midnight on the thirty-fifth (35th) day following receipt by SMI of Lowe's notice provided for in clause (i) above, SMI and CMS shall be free to negotiate with third parties as to any of the rights previously granted to Lowe's in this Agreement.

               (iv) Before entering into any agreement or agreements with any other party to acquire all or any major identifiable portion of the rights previously granted to Lowe's under this Agreement, SMI and CMS shall in each instance first provide written notice of the material terms of such offer to Lowe's via facsimile transmission to Lowe's Manager of Sports Marketing (and will confirm receipt of such notice via telephone). The parties hereby agree that the identifiable portion of the rights granted to Lowe's under this Agreement consist of the following: (i) the Facility naming rights, (ii) the SMI official and exclusive rights, and (iii) any substantial promotional equity generated pursuant to this Agreement, such as the Speedway Challenge. Lowe's shall have the right to enter into an agreement or agreements with SMI and CMS for such rights on terms no less favorable than those contained in such offer or offers by providing written notice of its election to acquire such rights to SMI within forty-eight
                      (48) hours upon its receipt of the applicable notice of offer.

        (e) Any and all benefits, rights and privileges accorded to Lowe's throughout this Agreement shall be without additional cost to Lowe's, and compensation for all such benefits, rights and privileges shall be deemed included in the consideration set out in this Section 10, except where it is explicitly noted that items shall be at Lowe's expense.

        SECTION 11. NO CONFLICTS WITH EXISTING AGREEMENTS. Notwithstanding anything to the contrary contained in this Agreement, each obligation of CMS or SMI contained in this Agreement shall be subject to the terms and conditions of existing contracts between any third party and CMS, SMI or a subsidiary of SMI, as applicable.

        SECTION 12. ENTIRE AGREEMENT, ETC. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written of the parties. No amendment, supplement, modification or waiver of this agreement shall be binding unless executed in writing by the party to be bound thereby.

        SECTION 13. ASSIGNMENT. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties, except that Lowe's may assign any rights or obligations hereunder to one or more subsidiaries or companies under common ownership with Lowe's, with Notice of such assignment to SMI and CMS. Any such assignment by Lowe's shall not deprive Lowe's of any rights nor discharge Lowe's from any obligations hereunder, except to the extent such rights are in fact exercised or such obligations are in fact performed by such subsidiary.

        SECTION 14. GOVERNING LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of North Carolina without regard to the conflict of law principles thereof.

        SECTION 15.  JURISDICTION; VENUE; ARBITRATION.

        (a) Subject to the other provisions of this Section 15, any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction sitting in the State of North Carolina (other than courts located in the Counties of Cabarrus, Mecklenburg and Wilkes Counties), and, by execution and delivery of this Agreement, each party hereto (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

        (b) Any controversy, claim, or dispute arising out of or relating to this Agreement, or the relationship of or dealings between the parties hereto shall be resolved as specified in this Section 15.

        (c) Upon written Notice by any party hereto of a dispute, each party shall designate in writing to the other a Representative within fifteen (15) days of receipt of the Notice. The Representatives shall meet as often as necessary during a thirty (30) day period following the Notice (or such other time period as the Representatives may agree) to gather and furnish to the other all information with respect to the dispute which is appropriate and germane to its resolution. The Representatives shall negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the Representatives.

        (d) Any dispute which is not resolved pursuant to the procedures set forth above will be submitted by the parties to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources. The parties agree to bear equally the costs of such mediation. The parties will jointly appoint a mutually acceptable mediator, seeking assistance from the Center for Public Resources if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the discussions required under the preceding subsections. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days.

        (e) If the parties are not successful in resolving the dispute through such mediation, then they agree to submit the matter to final and binding arbitration in accordance with the then-current Rules for Non-Administered Arbitration of Business Disputes of the Center for Public Resources.

        (f) Reasonable discovery, including requests for documents, interrogatories, and depositions, shall be provided for under the control of the mediator or arbitrator(s). The substantive and procedural law of the State of North Carolina shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Neither punitive damages nor trebled or otherwise escalated damages shall be awarded. The arbitrator may award reasonable attorney's fees and costs of the arbitration to the prevailing party in his or her discretion. Judgment upon the award rendered in any arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and enforcement thereof, as the law of such jurisdiction may require or allow. The parties intend this
Section 15 to be governed by and enforceable under the Federal Arbitration Act, 9 U.S.A. ss. 1 et seq.

        SECTION 16. PUBLICITY. No party shall issue any press release or make any public announcement or statement regarding the transactions contemplated hereby without the prior approval of the other party; provided, however, that in the event that a party determines, after consultation with counsel, that an announcement or statement is required by applicable law, such party may issue such announcement or statement.

        SECTION 17.  INSURANCE.

        (a) Without cost to Lowe's, SMI and CMS shall maintain insurance that protects Lowe's and its officers, directors, subsidiaries and related companies against any and all liability, regardless of the basis, arising in connection with any event at any SMI Facility.

        (b) The kinds and amounts of insurance shall be as Lowe's, SMI and CMS from time to time agree, but at a minimum SMI and CMS shall maintain liability insurance with per occurrence and aggregate limits of at least the levels currently maintained by SMI and CMS. Lowe's shall be an additional insured on such policies, which shall contain severability of interest or cross liability clauses. Any deductibles or retentions with respect to such policies shall be the responsibility of SMI and CMS.

        (c) Such insurance or risk financing arrangements shall be primary with no rights of contribution equitable or otherwise, with any other insurance afforded Lowe's.

        (d) SMI and CMS shall furnish Lowe's with certificates of insurance within thirty (30) days after execution of this Agreement, and annually thereafter. Such certificates will stipulate that coverage will not be canceled or reduced without thirty (30) days prior written notice to Lowe's.

        (e) The requirements of this clause will survive this Agreement, and will remain in effect for five (5) years thereafter.

        SECTION 18.  WARRANTIES AND INDEMNITIES.

        (a) SMI and CMS warrant that they are corporations duly organized, validly existing and in good standing under the laws of the states of Delaware and North Carolina, respectively; that they each have all corporate power and authority to execute and deliver this

Agreement and to perform its obligations hereunder; that the execution, delivery and performance by each of them of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and that they are not subject to nor obligated under their respective certificates of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the execution, delivery or performance of this Agreement.

        (b) Lowe's and Sterling Advertising, Ltd., warrant that they are corporations duly organized, validly existing and in good standing under the laws of the State of North Carolina; that they each have all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; that the execution, delivery and performance by each of them of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and that they are not subject to nor obligated under their repective certificates of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the execution, delivery or performance of this Agreement.

        (c) SMI and CMS each shall indemnify and hold harmless Lowe's and its affiliates, as well as their respective officers, directors, agents, employees, successors and assigns, from and against any and all claims, suits, damages, liabilities, costs and expenses including, but not limited to, court costs and reasonable attorneys fees, arising out of, based on or in any other manner related to (i) the breach of any representation, warranty, covenant or obligation of SMI or CMS under this Agreement, or (ii) the operation of any of the SMI Facilities, or (iii) any other wrongful conduct by SMI or CMS or their respective officers, agents and representatives.

        (d) Lowe's shall indemnify and hold harmless SMI and CMS and their respective affiliates, as well as their respective officers, directors, agents, employees, successors and assigns, from and against any and all claims, suits, damages, liabilities, costs and expenses including, but not limited to, court costs and reasonable attorneys fees, arising out of, based on or in any other manner related to (i) the breach of any representation, warranty, covenant or obligation of Lowe's under this Agreement, or (ii) any wrongful conduct by Lowe's or its respective officers, agents and representatives.

        SECTION 19.  DEFAULT AND RIGHT TO CURE.

        (a) This Agreement may be terminated by Lowe's immediately upon Notice for grounds set out in Section 10(d) above. In the event of any other default or breach of any obligations by any party hereunder, another party shall give Notice to such party of the circumstances of the alleged default or breach, and the party so notified shall have sixty (60) days within which to cure the same; provided, however, that with respect to a default by Lowe's under Section 10(b) above, Lowe's shall have five
(5) business days after receipt of such Notice within which to cure such default.

        (b) If the noticed default or breach is timely cured, then performance shall continue under this Agreement as if no default or breach had occurred. If there is no timely cure, then the party giving Notice may pursue remedies for the default or breach, including termination in the event the default or breach is material, only according to the procedures of Section 15.

        (c) The failure to assert any default or breach shall not constitute the waiver of or acquiescence in any other default or breach hereunder.

        SECTION 20.  FORCE MAJEURE.

        In the event that any party hereto is unable to perform its obligations hereunder because of the substantial damage to or destruction of the Facility or interference with the conduct of events at the Facility due to natural disaster, action of a governmental body with appropriate jurisdiction, or other cause wholly outside the control of the party, that party shall give immediate Notice to the other parties hereto of that fact, and shall thereafter do everything within its power to resume performance. Upon receipt of such Notice, each party's obligations hereunder shall be suspended for the period of such event, until the notifying party shall provide Notice that it is able to resume performance. During the period of any such suspension, the compensation to be paid by Lowe's pursuant to Section 10 hereof shall be reduced pro rata. Notwithstanding the previous two sentences, no suspension of the parties duties or pro rata reduction of compensation to be paid by Lowe's shall occur if such interference with the conduct of events at the Facility is due to rain, snow, sleet, ice, freezing rain, hail or high winds.

        SECTION 21.  MAINTENANCE OF FACILITY.

        Acknowledging the critical nature of Lowes' desire to be associated only with a high quality facility, SMI and CMS agree to maintain the Facility and all SMI Facilities, including but not limited to all signage, in a condition equal or better to the current condition of such facilities during the Term at the sole expense of SMI and/or CMS. The Facility shall be at all times be insured as provided in Section 17 of this Agreement.

        SECTION 22.  BUSINESS ETHICS.

        SMI and CMS acknowledge that they and their officers, directors, employees and agents have received a copy of Lowes' Code of Ethics and Statement of Business Ethics. SMI and CMS, along with their officers, directors, employees and agents, hereby warrant, covenant and agree to perform in strict compliance with Lowes' Code of Ethics, Sponsor's Statement of Business Ethics, and all applicable laws.

        SECTION 23.  YEAR 2000 COMPATIBILITY.

        Each party represents and warrants to the others that all software and systems which are used by them in performing this Agreement or maintaining records hereunder before, during or after the calendar year 2000, include design and performance features so that no party shall experience software abnormality, dysfunction, and/or invalid and/or incorrect results from the software and systems which will materially adversely impact any performance hereunder.

        SECTION 24.  NOTICE.

        (a) Any notice, request or statement hereunder ("Notice") shall be given in writing by hand delivery or reliable overnight delivery service. A Notice to Lowe's shall be addressed to:

               Sr. Vice President, Marketing and Advertising
               Lowe's Companies, Inc.
               Highway 268 East
               North Wilkesboro, NC  28659

               with a copy to:

               Vice President Legal
               Lowe's Companies, Inc.
               Highway 268 East
               North Wilkesboro, NC  28659

A Notice to SMI or to CMS shall be addressed to:

               Speedway Motorsports, Inc.
               5401 E. Independence Boulevard
               Charlotte, North Carolina 28212
               Attention: William R. Brooks, Chief Financial Officer

               with a copy to:

               Parker, Poe, Adams & Bernstein, L.L.P.
               2500 Charlotte Plaza
               Charlotte, North Carolina 28244
               Attention: Fred T. Lowrance, Esq.

        (b) Either party may change the address or office to whom Notice is to be directed by Notice pursuant hereto, and shall do so as necessary in the event of any changes to the above information. Any Notice shall be deemed given as of the date of delivery, as documented by overnight delivery service receipt or affidavit of hand delivery.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective officers thereunto duly authorized, as of the day and year first above written.

                                   SPEEDWAY MOTORSPORTS, INC.


                                   By: /s/ O. Bruton Smith
                                       -----------------------------------------
                                          Name:
                                          Title:


                                   CHARLOTTE MOTOR SPEEDWAY, INC.


                                   By:  /s/ O. Bruton Smith
                                       -----------------------------------------
                                          Name:
                                          Title:


                                   LOWE'S HOME CENTERS, INC.


                                   By:  /s/ Greg Bridgeford
                                       -----------------------------------------
                                          Name:  Greg Bridgeford
                                          Title:  SVP - Marketing


                                   LOWE'S H I W, INC.


                                   By:/s/ Gaither M. Keener, Jr.
                                       -----------------------------------------
                                          Name:  Gaither M. Keener, Jr.
                                          Title: Vice President and Secretary


                                   STERLING ADVERTISING, LTD.


                                   By:/s/ Greg Bridgeford
                                       -----------------------------------------
                                          Name:  Greg Bridgeford
                                          Title: SVP - Marketing